Filed with the Securities and Exchange Commission on June 16, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altamira Therapeutics Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name Into English)

Bermuda	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Tel: (441) 295-5950
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Agent for Service of Process Info

Thomas Meyer, PhD

President

Altamira Therapeutics, Inc.

8 The Green, Suite 300

Dover, DE 19901

Tel: (302) 200-8095
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael J. Lerner, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 262-6700	Rick Werner, Esq. Alla Digilova, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Telephone: (212) 659-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2023

PRELIMINARY PROSPECTUS

Altamira Therapeutics Ltd.

Up to [________] Common Shares

Up to [________] Common Warrants to Purchase Up to [________] Common Shares

Up to [________] Pre-Funded Warrants to Purchase Up to [________] Common Shares

Up to [________] Placement Agent Warrants to Purchase Up to [________] Common Shares

Up to [________] Common Shares Underlying the Common Warrants and Pre-Funded Warrants

Up to [________] Common Shares Underlying the Placement Agent Warrants

We are offering on a “reasonable best efforts” basis up to [_________] of our common shares, par value CHF 0.20 per share, together with warrants to purchase up to [_________] common shares, or the common warrants. Each of our common shares, or a pre-funded warrant in lieu thereof, is being sold together with a common warrant to purchase one of our common shares. The common shares and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The assumed public offering price for each common share and accompanying warrant is $[____], which was the closing price per share of our common shares on The Nasdaq Capital Market (“Nasdaq”), on [__________], 2023. Each common warrant will have an exercise price per share of $[___] (the U.S. dollar equivalent of the actual exercise price, which will be in Swiss Francs) and will be immediately exercisable, provided that to the extent it is determined at the pricing of this offering that there is insufficient authorized common shares to provide for the issuance of common shares upon the exercise of all of the common warrants, the common warrants will initially be exercisable for a lesser amount of common shares until the Company holds a meeting of shareholders and sufficiently increases its authorized common shares, such lesser amount being determined at pricing after a pro rata reduction among all common warrants issued in this offering. The common warrants will expire on the [_] year anniversary of the original issuance date. This prospectus also relates to the offering of the common shares issuable upon exercise of the common warrants.

We are also offering to certain purchasers whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of common shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares. The public offering price of each pre-funded warrant and accompanying common warrant will be equal to the price at which one common share and accompanying common warrant is sold to the public in this offering, minus CHF 0.01, and the exercise price of each pre-funded warrant will be CHF 0.01 per common share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each pre-funded warrant we sell, the number of common shares we are offering will be decreased on a one-for-one basis. This prospectus also relates to the offering of the common shares issuable upon exercise of the pre-funded warrants.

This offering will terminate on [_________], unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per common share (or pre-funded warrant) and accompanying common warrant will be fixed for the duration of this offering.

Currently, our common shares are traded on Nasdaq under the symbol “CYTO”. The closing price of our common shares on Nasdaq on June 15, 2023 was $0.83 per common share.

The actual public offering price per common share and accompanying common warrant or per pre-funded warrant and accompanying common warrant will be determined between us and investors based on market conditions at the time of pricing, and may be at a discount to the then current market price of our common shares. The assumed price used throughout this prospectus may not be indicative of the actual offering price. The actual public offering price may be based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the pre-funded warrants and the common warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited. In addition, we do not intend to list the pre-funded warrants or the common warrants on Nasdaq, any other national securities exchange or any other trading system.

We have engaged [______________], or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We will bear all costs associated with the offering. See “Plan of Distribution” on page 28 of this prospectus for more information regarding these arrangements.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our common shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

	Per Common Share and Accompanying Common Warrant	Per Pre-funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

(1)	We have also agreed to reimburse the placement agent for certain of its offering related expenses, including a management fee up to 1.0% of the gross proceeds raised in the offering, reimbursement for non-accountable expenses in an amount of up to $50,000, legal fees and expenses in the amount of up to $100,000 and for its clearing expenses in the amount of $15,950. We have also agreed to issue to the placement agent (or its designees) warrants to purchase a number of common shares equal to 6.5% of the common shares sold in this offering (including the common shares issuable upon the exercise of the pre-funded warrants), at an exercise price of $[_] per share, which represents 125% of the public offering price per share and accompanying common warrant. For a description of the compensation to be received by the placement agent, see “Plan of Distribution” for more information.

(2)	We estimate the total expenses of this offering payable by us, excluding the placement agent fee, will be approximately $[ ].

The placement agent expects to deliver the common shares and any pre-funded warrants and common warrants to the purchasers on or about [_________], 2023, subject to satisfaction of customary closing conditions.

The date of this prospectus is               , 2023.

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission. You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Altamira Therapeutics Ltd.”, or “Altamira”, the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding Ltd., a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical Holding AG (“Auris Medical (Switzerland)”) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time of Redomestication (as defined herein), and (ii) to Altamira Therapeutics Ltd. after adoption of the new company name by resolution of Special General Meeting of Shareholders held on July 21, 2021. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

On May 1, 2019, the Company effected a one-for-twenty reverse share split (the “2019 Reverse Share Split”) of the Company’s issued and outstanding common shares. On October 25, 2022, the Company effected a one-for-twenty reverse share split (the “2022 Reverse Share Split”) of the Company’s issued and outstanding common shares. The historical financial statements included or incorporated by reference in this prospectus have been adjusted retrospectively for the 2019 Reverse Share Split and 2022 Reverse Share Split. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split and 2022 Reverse Share Split.

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland. On June 9, 2023, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.9026 to USD 1.00.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

●	our operation as a drug development-stage company with limited operating history and a history of operating losses;

●	our ability to continue as a going concern, about which there is currently substantial doubt due to our recurring losses and negative cash flows from operations, our expectation to generate losses from operations for the foreseeable future and our cash position;

●	our ability to remediate our current material weaknesses in our internal controls over financial reporting;

●	our ability to timely and successfully reposition our Company around RNA therapeutics and to divest or partner our business in neurotology, rhinology and allergology;

●	the COVID-19 pandemic, which continues to evolve, and which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals;

●	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed;

●	the timing, scope, terms and conditions of a potential divestiture or partnering of the Company’s traditional business as well as the cash such transaction(s) may generate;

●	the market acceptance and resulting sales from Bentrio® in international markets;

●	our dependence on the success of OligoPhoreTM, SemaPhoreTM, AM-401 and AM-411, which are still in preclinical development, and may eventually prove to be unsuccessful;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval or clearance, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval or clearance, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	our ability to obtain certification of Bentrio® as a Class II medical device under the European Medical Device Regulation and to obtain regulatory approval for prophylactic or therapeutic claims related to viral infections

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationship with Washington University, or Nuance Pharma and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to regain compliance with the continuing listing requirements of Nasdaq and remain listed on Nasdaq;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference herein.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Certain Definitions

“December 2022 Loans”	means , collectively, two separate loan agreements, as amended, entered into by the Company and, in each case, a private investor, dated December 28, 2022, pursuant to which the private investors agreed to loan to the Company CHF 250,000 and CHF 100,000, respectively, which loans bear interest at the rate of 5% per annum and mature on July 31, 2023.

“February 2022 Loan”	means the convertible loan agreement, as amended, entered into by the Company with FiveT Investment Management Ltd. (“FiveT IM”), dated February 4, 2022, pursuant to which FiveT IM loaned to the Company CHF 5,000,000, which loan bore interest at the rate of 10% per annum and had an initial maturity date of May 31, 2023. In April 2023, FiveT IM converted the entire loan into an aggregate of 4,341,012 common shares at an average conversion price of $1.4475 per share. As a result, the loan is no longer outstanding and has been terminated.

“May 2023 Loan”	means the convertible loan agreement entered into by the Company with FiveT IM,dated May 1, 2023, pursuant to which FiveT IM loaned to the Company CHF 2,500,000, which loan bears interest at the rate of 10% per annum and matures on March 4, 2024, convertible at a rate of CHF 1.42 per common share.

“September 2022 Loan”	means the loan agreement, as amended, entered into among FiveT IM, Dominik Lysek and Thomas Meyer, the Company’s CEO (collectively,the “September 2022 Lenders”), and the Company, dated September 9, 2022, which loan has a principal amount of CHF 600,000, bears interest at the rate of 5% per annum and matures on July 31, 2023, convertible at a rate of CHF 1.12 per common share.

“Short-Term Loan”	means the short-term loan of CHF 100,000 received by the Company on December 8, 2022, which loan had an initial maturity date of March 31, 2023, bore interest at the rate of 5% per annum and was repaid on March 8, 2023.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including in particular the section entitled “Risk Factors,” in this prospectus, “Item 3. Key Information—D. Risk factors”, Item 4, “Information on the Company”; Item 5, “Operating and Financial Review and Prospects”; Item 6,”Directors, Senior Management and Employees”; Item 7, Major Shareholders and Related Party Transactions”; Item 8, “Financial Information” in our Annual Report on Form 20-F for the year ended December 31, 2022, the other sections of the documents incorporated by reference in this prospectus and the financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in our securities.

Overview

We are a clinical- and commercial-stage biopharmaceutical company developing therapeutics that address important unmet medical needs. We are currently active in two areas: the development of RNA delivery technology for extrahepatic therapeutic targets (OligoPhore™ / SemaPhore™ platforms; AM-401 for the treatment of KRAS driven cancer, AM-411 for the treatment of rheumatoid arthritis; preclinical), and nasal sprays for protection against airborne allergens, and where approved, viruses (Bentrio®; commercial) or the treatment of vertigo (AM-125; Phase 2). We have announced our intention to reposition the Company around RNA delivery technology while exploring strategic options to either divest our non-RNA traditional businesses or partner them with one or several other companies. In particular, we have announced that we are seeking to divest or partner our legacy assets, including Bentrio® for North America, Europe and other key markets and our inner ear therapeutics assets.

Recent Developments

Top-Line Data from Bentrio® Clinical Trial in Seasonal Allergic Rhinitis

On May 24, 2023, we announced positive and statistically significant top-line results from the randomized controlled NASAR clinical trial evaluating our Bentrio® nasal spray in patients with seasonal allergic rhinitis (SAR). Bentrio® nasal spray is formulated as a drug-free and preservative-free gel emulsion designed to help protect against airborne allergens such as pollen or house dust mites. The NASAR trial enrolled 100 SAR patients in Australia who were randomized at a 1:1 ratio to receive either Bentrio® or saline nasal spray for two weeks via self-administration three times per day, or as needed. For eligibility, patients had to have a baseline reflective Total Nasal Symptom Score (rTNSS) of at least 5 points out of 12, referring to the worst level of nasal congestion, sneezing, nasal itching, and rhinorrhea (runny nose) within the past 24 hours averaged over a one-week treatment-free run-in period. The primary efficacy endpoint was defined as the difference in the average rTNSS over the subsequent 2-week treatment period between Bentrio® and saline nasal spray, the current standard of care in drug-free SAR management. The change in mean rTNSS over two weeks is generally accepted as a primary efficacy endpoint for SAR trials and is also recommended by the Food and Drug Administration (FDA).

The rTNSS decreased in the Bentrio® group from 6.9 points in the pre-treatment period to an average of 5.0 points over the 14-day treatment period (i.e. -1.9 points), while the saline spray group showed a decrease from 6.9 to 6.2 points (i.e. -0.8 points). The reduction in nasal symptoms conferred by Bentrio® was thus 2.5 times larger than with saline nasal spray. The difference in rTNSS reduction of 1.1 points in favor of Bentrio® was statistically significant in the ANCOVA model (LSmeans; p = 0.012; 95% confidence interval -2.0 to -0.3), and the study thus met the primary efficacy endpoint. The treatment effect shown with Bentrio® was well above the minimal clinically important difference of 0.28 points. 63.3% of Bentrio®-treated study participants rated treatment efficacy as either good or very good vs. 29.2% of saline-treated participants. Among the latter, 45.8% reported efficacy as poor vs. only 8.2% in the Bentrio® group. 73.5% of Bentrio®-treated study participants rated tolerability of the treatment as either good or very good vs. 85.5% of saline-treated participants. Among the latter, 10.4% reported tolerability as poor vs. only 6.1% in the Bentrio® group.

Loans

On March 8, 2023, the Company repaid the outstanding principal amount under the Short-Term Loan.

From April 13, 2023 to April 17, 2023, FiveT IM converted the entire principal amount outstanding under the February 2022 Loan into an aggregate of 4,341,012 common shares at an average conversion price of $1.4475 per share. As a result, the February 2022 Loan is no longer outstanding and has been terminated.

On May 1, 2023, the Company entered into the May 2023 Loan with FiveT IM, pursuant to which FiveT IM loaned the Company CHF 2,500,000. The May 2023 Loan bears interest at the rate of 10% per annum and matures on March 4, 2024, convertible at a rate of CHF 1.42 per common share.

Notice of Failure to Satisfy a Nasdaq Continued Listing Rule

On May 25, 2023, the Company received written notification from the Listing Qualifications Department of Nasdaq indicating that based on the Company’s stockholders’ equity of $(9.0) million for the period ended December 31, 2022, the Company is no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million as set forth in Nasdaq Listing Rule 5550(b)(1) for continued listing on Nasdaq. This Nasdaq notification does not result in the immediate delisting of the Company’s common shares, and the shares will continue to trade uninterrupted.

The Company has until July 10, 2023 to submit a plan to regain compliance with the minimum stockholders’ equity requirement, and if the Company’s plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the written notification, i.e. up to November 25, 2023, to evidence compliance. In case the plan is not accepted by Nasdaq, the Company may appeal the decision to a Hearings Panel.

Investigational New Drug (IND) Clearance by the FDA for AM-125 in Acute Vestibular Syndrome

On June 14, 2023, the FDA completed its safety review of the Company’s IND application for AM-125 (betahistine nasal spray) in acute vestibular syndrome (AVS). The FDA concluded that the proposed Phase 2 clinical trial with AM-125 in the treatment of posterior canal benign paroxysmal positional vertigo (BPPV), the most common type of vertigo, may proceed. The FDA’s conclusion of the safety review opens the way for the clinical evaluation of AM-125 in the United States. An earlier Phase 2 clinical trial conducted in Europe demonstrated that a four-week treatment course with AM-125 in AVS patients, following surgical removal of a tumor behind the inner ear, was well tolerated and helped to accelerate vestibular compensation enabling patients to regain balance and recover faster. The new Phase 2 trial is designed to demonstrate AM-125’s tolerability and clinical utility also in BPPV.

Implications of Being a Foreign Private Issuer

We currently report under the Exchange Act as a non-U.S. company with foreign private issuer, or FPI, status. Although we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Corporate Information

We are an exempted company incorporated under the laws of Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through a merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” Following shareholder approval at an extraordinary general meeting of shareholders held on March 8, 2019 and upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda on March 18, 2019, the Company discontinued as a Swiss company and, pursuant to Article 163 of the Swiss Federal Act on Private International Law and pursuant to Section 132C of the Companies Act 1981 of Bermuda (the “Companies Act”), continued existence under the Companies Act as a Bermuda company with the name “Auris Medical Holding Ltd.” (the “Redomestication”). Following shareholders’ approval at a special general meeting of shareholders held on July 21, 2021 we changed our name to Altamira Therapeutics Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, telephone number +1 (441) 295 5950.

We maintain a website at www.altamiratherapeutics.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission (the “SEC” or the “Commission”), from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus before investing in our securities including “Risk Factors,” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus and our consolidated financial statements contained in our Annual Report on Form 20-F for the year ended December 31, 2022 and incorporated by reference to this prospectus.

Common shares offered by us in this offering:	Up to [_______] common shares.

Common warrants offered by us in this offering:	Common warrants to purchase up to [_______] common shares. Each of our common shares, or a pre-funded warrant in lieu thereof, is being sold together with a common warrant to purchase one of our common shares. The common shares or pre-funded warrants, respectively, and common warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each common warrant has an exercise price of $[____] (the U.S. dollar equivalent of the actual exercise price, which will be in Swiss Francs) per common share and is immediately exercisable and will expire [____] years from the date of the issuance, provided that to the extent it is determined at the pricing of this offering that there is insufficient authorized common shares to provide for the issuance of common shares upon the exercise of all of the common warrants, the common warrants will initially be exercisable for a lesser amount of common shares until the Company holds a meeting of shareholders and sufficiently increases its authorized common shares, such lesser amount being determined at pricing after a pro rata reduction among all common warrants issued in this offering. See “Description of Securities We Are Offering”. This prospectus also relates to the offering of the common shares issuable upon exercise of the common warrants.

Pre-funded warrants offered by us in this offering:	We are also offering to each purchaser whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (each pre-funded warrant to purchase one common share) in lieu of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded warrant and accompanying common warrant will equal the price at which one common share and accompanying warrant are being sold to the public in this offering, minus CHF 0.01, and the exercise price of each pre-funded warrant will be CHF 0.01 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of common shares we are offering will be decreased on a one-for-one basis. See “Description of Securities We Are Offering” for additional information. This prospectus also relates to the offering of the common shares issuable upon exercise of the pre-funded warrants.

Placement agent warrants offered by us in this offering:	We have agreed to issue to the placement agent or its designees warrants (the “placement agent warrants”), to purchase up to 6.5% of the aggregate number of common shares sold in this offering (including shares underlying any pre-funded warrants), at an exercise price equal to 125% of the public offering price per common share and accompanying common warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire [__] from the commencement of sales under this offering. This prospectus also relates to the offering of the common shares issuable upon exercise of the placement agent warrants.

Term of the offering:	This offering will terminate on [_____], unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Common shares outstanding prior to this offering:	7,954,004 common shares.

Common shares outstanding after this offering(1):	[_________] common shares, assuming no sale of any pre-funded warrants, which, if sold, would reduce the number of common shares that we are offering on a one-for-one basis, and no exercise of the common warrants issued in this offering.

Use of Proceeds:	We currently intend to use the net proceeds from this offering for research and development, working capital and general corporate purposes, which includes the repayment of certain indebtedness. See “Use of Proceeds” in this prospectus.

Nasdaq Capital Market symbol:	Our common shares are listed on Nasdaq under the symbol “CYTO.” There is no established public trading market for the common warrants or pre-funded warrants, and we do not expect such a market to develop. We do not intend to list the common warrants or pre-funded warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be extremely limited.

Risk Factors:	An investment in our securities involves a high degree of risk. Please refer to “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

The historical financial statements included or incorporated by reference in this prospectus have been adjusted retrospectively for the 2019 Reverse Share Split and 2022 Reverse Share Split. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split and 2022 Reverse Share Split.

(1) The number of our common shares issued and outstanding after this offering is based on 7,954,004 common shares issued and outstanding as of June 8, 2023 and excludes:

●	157,730 common shares issuable upon the exercise of options issued pursuant to the Company’s equity incentive plan, outstanding as of June 8, 2023 at a weighted average exercise price of $19.28 per common share;

●	1,724,658 common shares issuable upon exercise of warrants outstanding as of June 8, 2023 at a weighted average exercise price of $4.93 per common share;

●	1,760,564 common shares issuable upon the conversion of the May 2023 Loan, at a conversion price of CHF 1.42 per common share; and

●	535,715 common shares issuable upon the conversion of the September 2022 Loan, at a conversion price of CHF 1.12 per common share.

Unless expressly indicated or the context requires otherwise, all information in this prospectus assumes (i) no purchaser elects to purchase pre-funded warrants, (ii) no exercise of the common warrants offered hereby, and (iii) no exercise of the warrants to be issued to the placement agent or its designees in connection with this offering.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our securities. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering and Our Securities

We need to raise capital in this offering to support our operations, and there is substantial doubt about our ability to continue as a going concern. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

We have incurred substantial losses since our inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our shareholders’ equity and working capital. We incurred net losses (defined as net loss attributable to owners of the Company) of CHF 26.5 million, CHF 17.1 million and CHF 8.2 million for the years ended December 31, 2022, 2021 and 2020, respectively. As of December 31, 2022, we had an accumulated deficit of CHF 201.4 million. We expect our research and development expenses to remain significant as we advance or initiate the pre-clinical and clinical development of AM-401, AM-411 or any other product candidate.

We expect our total additional cash need in 2023 to be in the range of CHF 15 to 17 million, prior to the receipt of any proceeds from this offering. Our assumptions may prove to be wrong, and we may have to use our capital resources sooner than we currently expect. To the extent that we will be unable to generate sufficient cash proceeds from the planned divestiture or partnering of our legacy assets or other partnering activities, we will need substantial additional financing to meet these funding requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements incorporated by reference in this prospectus have been prepared on a going concern basis, which contemplates the continuity of normal activities and realization of assets and settlement of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The lack of a going concern assessment may negatively affect the valuation of the Company’s investments in its subsidiaries and result in a revaluation of these holdings. The board of directors will need to consider the interests of our creditors and take appropriate action to restructure the business if it appears that we are insolvent or likely to become insolvent. Our future funding requirements will depend on many factors, including but not limited to:

●	the amount of our investments in raising market awareness of and growing market penetration for Bentrio®;

●	the success of our distributors in commercializing Bentrio® in their territories and our ability to access additional geographies through further distributors;

●	the scope, rate of progress, results and cost of our clinical trials, nonclinical testing, and other related activities;

●	the cost of manufacturing clinical supplies, and establishing commercial supplies, of our product candidates and any products that we may develop;

●	the number and characteristics of product candidates that we pursue;

●	the cost, timing, and outcomes of regulatory approvals;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish, including any required milestone and royalty payments thereunder.

We expect that we will require additional funding to continue our roll out of Bentrio® and our ongoing clinical development activities and seek to obtain regulatory approval for, and commercialize, our product candidates. If we receive regulatory approval or clearance for any of our product candidates, and if we choose to not grant any licenses to partners, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution, depending on where we choose to commercialize. We also expect to continue to incur additional costs associated with operating as a public company. Additional funds may not be available on a timely basis, on favorable terms, or at all, and such funds, if raised, may not be sufficient to enable us to continue to implement our long-term business strategy. If we are not able to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts, which could materially harm our business, prospects, financial condition and operating results. This could then result in bankruptcy, or the liquidation of the Company.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

Our management will have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in investment-grade, interest-bearing securities. These investments may not yield a favorable return to our securityholders.

The exercisability of the common warrants may be contingent in part upon us obtaining shareholder approval to increase the number of authorized common shares available for issuance to 100 million shares. If we do not obtain such shareholder approval, the common warrants’ exercisability may be limited indefinitely.

Although the common warrants issued in this offering will be immediately exercisable, to the extent it is determined at the pricing of this offering that there are insufficient authorized common shares to provide for the issuance of common shares upon the exercise of all of the common warrants, the common warrants will initially be exercisable for a lesser amount of common shares until the Company holds a meeting of shareholders and sufficiently increases its authorized common shares, such lesser amount being determined at pricing after a pro rata reduction among all common warrants issued in this offering. The Company has called its annual general meeting of shareholders (the “AGM”) for June 27, 2023, at which, among other things, it is requesting shareholders to approve the increase of its authorized common shares from 25,000,000 to 100,000,000 shares. There can be no assurance that shareholders will approve such increase at the AGM. In the event we are not able to obtain such shareholder approval, the common warrants’ exercisability may be limited indefinitely.

If you purchase common shares in this offering, you will suffer immediate dilution of your investment.

You will incur immediate and substantial dilution as a result of this offering. Because the combined price per common share and accompanying common warrant being offered is higher than our net tangible book value per common share, you will experience dilution to the extent of the difference between the effective offering price per common share and accompanying common warrant you pay in this offering and our net tangible book value per common share immediately after this offering. Our pro forma net tangible book value (deficit) as of December 31, 2022, was approximately $(1.1) million, or $(0.14) per common share. Net tangible book value per common share is equal to our total tangible assets minus total liabilities, all divided by the number of common shares outstanding. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common shares in this offering.

If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional common shares or other securities convertible into or exchangeable for common shares in the future. We cannot assure you that we will be able to sell common shares or other securities in any other offering at a price per common share that is equal to or greater than the effective price per common share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing shareholders. The price per common share at which we sell additional common shares or other securities convertible into or exchangeable for common shares in future transactions may be higher or lower than the effective price per common share in this offering.

In addition, we have a significant number of warrants, options and convertible debt outstanding. To the extent that outstanding options, warrants or convertible debt have been or may be exercised or converted or other common shares are issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans, which may lead to further dilution.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for [__] days from closing; and (iv) indemnification for breach of contract.

There is no public market for the common warrants or pre-funded warrants to purchase common shares being offered by us in this offering.

There is no established public trading market for the common warrants or pre-funded warrants to purchase common shares that are being offered as part of this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

The common warrants and pre-funded warrants are speculative in nature.

The common warrants and pre-funded warrants offered hereby do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price. Specifically, commencing on the date of issuance, and subject to the availability of sufficient authorized common shares, holders of the common warrants may acquire the common shares issuable upon exercise of such warrants at an exercise price of $ per common share, and holders of the pre-funded warrants may acquire the common shares issuable upon exercise of such warrants at an exercise price of CHF 0.01 per common share. Moreover, following this offering, the market value of the common warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the common warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the common warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of common warrants to exercise the common warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants. See “Risk Factors—The exercisability of the common warrants may be contingent in part upon us obtaining shareholder approval to increase the number of authorized common shares available for issuance to 100 million shares. If we do not obtain such shareholder approval, the common warrants’ exercisability may be limited indefinitely” below.

Holders of the pre-funded warrants and the common warrants offered hereby will have no rights as common shareholders with respect to the common shares underlying the warrants until such holders exercise their warrants and acquire our common shares, except as otherwise provided in the pre-funded warrants and the common warrants.

Until holders of the common warrants and the pre-funded warrants acquire common shares upon exercise thereof, such holders will have no rights with respect to the common shares underlying such warrants. Upon exercise of the common warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common shareholders only as to matters for which the record date occurs after the exercise date.

Our common shares may be involuntarily delisted from trading on Nasdaq if we fail to comply with the continued listing requirements. A delisting of our common shares is likely to reduce the liquidity of our common shares and may inhibit or preclude our ability to raise additional financing.

We are required to comply with certain Nasdaq continued listing requirements, including a series of financial tests relating to shareholder equity, market value of listed securities and number of market makers and shareholders. If we fail to maintain compliance with any of those requirements, our common shares could be delisted from Nasdaq.

On May 25, 2023, we received written notification from the Listing Qualifications Department of Nasdaq indicating that based on our stockholders’ equity of $(9.0) million for the period ended December 31, 2022, we are no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million as set forth in Nasdaq Listing Rule 5550(b)(1) for continued listing on Nasdaq. This Nasdaq notification does not result in the immediate delisting of our common shares, and the shares will continue to trade uninterrupted.

We have until July 10, 2023 to submit a plan to regain compliance with the minimum stockholders’ equity requirement, and if our plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the written notification, i.e. up to November 25, 2023, to evidence compliance. In case the plan is not accepted by Nasdaq, we may appeal the decision to a Hearings Panel.

Further, in 2017, 2019, 2020 and 2022, we failed to maintain compliance with the minimum bid price requirement. To address non-compliance in 2017, on March 13, 2018, we effected “reverse share splits” at a ratio of 10-for-1. To address non-compliance in 2019 and 2022, we effected the 2019 Reverse Share Split and the 2022 Reverse Share Split respectively. In 2020, we regained compliance as our share price increased. Additionally, on January 11, 2018, we received a letter from Nasdaq indicating that we were not in compliance with Nasdaq’s market value of listed securities requirement. As a result of our registered offering of 897,435 common shares in July 2018, we resolved the non-compliance with the market value of listed securities requirement by complying with Nasdaq’s minimum equity standard. However, there can be no assurance that we will be able to successfully maintain compliance with the several Nasdaq continued listing requirements.

If, for any reason, Nasdaq should delist our common shares from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with Nasdaq’s continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our common shares;

●	the market price of our common shares;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our common shares;

●	the number of investors in general that will consider investing in our common shares;

●	the number of market makers in our common shares;

●	the availability of information concerning the trading prices and volume of our common shares; and

●	the number of broker-dealers willing to execute trades in shares of our common shares.

Moreover, delisting may make unavailable a tax election that could affect the U.S. federal income tax treatment of holding, and disposing of, our common shares. See “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders” below.

If we are or become classified as a passive foreign investment company (“PFIC”), our U.S. shareholders and holders of common warrants or pre-funded warrants may suffer adverse tax consequences as a result.

A non-U.S. corporation, such as our Company, will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

Based upon our current and projected income and assets, and projections as to the value of our assets, we do not anticipate that we will be a PFIC for the 2023 taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets, and we have not and will not obtain an opinion of counsel regarding our classification as a PFIC. Fluctuations in the market price of our common shares may cause us to be classified as a PFIC in any taxable year because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our common shares from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become classified as a PFIC for the 2023 taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and any future fundraising activity. Under circumstances where our revenues from activities that produce passive income significantly increases relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. It is also possible that the Internal Revenue Service (the “IRS”) may challenge the classification or valuation of our Company’s assets, including its goodwill and other unbooked intangibles, or the classification of certain amounts received by our Company, which may result in our Company being, or becoming classified as, a PFIC for the 2023 taxable year or future taxable years. Accordingly, there can be no assurance that we will not be a PFIC in the current or for any future taxable year and U.S. investors should invest in our common shares, common warrants or pre-funded warrants only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we were a PFIC for any taxable year during which a U.S. investor held our common shares, common warrants or pre-funded warrants, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. See “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders.”

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board in Swiss Francs. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the term, “Swiss Francs” or “CHF” refers to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in Swiss Francs.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered under this prospectus, after deducting placement agent’s fees and estimated offering expenses payable by us, will be approximately $[_____] million (based on an assumed public offering price per common share and accompanying common warrant of $[__], which was the last reported sales price of our common shares on Nasdaq on [____ __], 2023), assuming no sale of pre-funded warrants and no exercise of the common warrants or placement agent warrants issued in this offering. We intend to use the net proceeds from the sale of the securities for research and development, working capital and general corporate purposes. We may also use the net proceeds from this offering to (i) repay the September 2022 Loan, which has a principal amount of CHF 600,000, bears interest at the rate of 5% per annum and matures on July 31, 2023, (ii) repay the December 2022 Loans, which have an aggregate principal amount of CHF 350,000, bear interest at the rate of 5% per annum and mature on July 31, 2023, and (iii) make monthly tranche payments equal to at least 1/20th of the May 2023 Loan plus accrued interest pro rata. The May 2023 Loan, which has a principal amount of CHF 2,500,000, bears interest at the rate of 10% per annum, matures on March 4, 2024 and requires, beginning after July 1, 2023, that we repay a minimum of CHF 125,000 plus pro rata accrued interest each month in either cash (with a 3% premium) or common shares (valued using a volume weighted average price at the time of repayment). We have used the proceeds of the September 2022 Loan, December 2022 Loans and May 2023 Loan for research and development, working capital and general corporate purposes.

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for the purposes specified above. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

The amounts and timing of our actual expenditures will depend upon numerous factors, including our clinical development efforts, our operating costs and the other factors described under “Risk Factors” in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

DIVIDEND POLICY

We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our common shares will benefit in the foreseeable future only if our common shares appreciate in value.

Any future determination to declare and pay dividends to holders of our common shares will be made at the discretion of our board of directors, which may take into account several factors, including general economic conditions, our financial condition and results of operations, available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders and any other factors that our board of directors may deem relevant. In addition, pursuant to the Companies Act, a company may not declare or pay dividends if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each of our common shares is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preferred shares.

We are a holding company with no material direct operations. As a result, we would be dependent on dividends, other payments or loans from our subsidiaries in order to pay a dividend. Our subsidiaries are subject to legal requirements of their respective jurisdictions of organization that may restrict their paying dividends or other payments, or making loans, to us.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2022:

●	on an actual basis;

●

on a pro forma basis to give effect to (i) the issuance and sale of an aggregate of 2,082,939 common shares for net proceeds of $4.9 million under the sales agreement with A.G.P./Alliance Global Partners (“A.G.P.”) dated November 30, 2018, as amended (the “A.G.P. Sales Agreement”) subsequent to December 31, 2022 and through June 8, 2023, (ii) the issuance and sale of an aggregate of 350,000 common shares for net proceeds of $0.9 million under the purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”) dated December 5, 2022 (the “2022 LPC Purchase Agreement”) subsequent to December 31, 2022 and through June 8, 2023, (iii) the issuance of an aggregate of 4,341,012 common shares to FiveT IM upon the conversion in full and termination of the February 2022 Loan in April 2023, including the accounting effects of accrued interest and amortization under the effective interest method until the date of conversion, (iv) the borrowing of an aggregate of CHF 2,500,000 principal amount under the May 2023 Loan and (v) the repayment of the Short-Term Loan (collectively, the “pro forma events”); and

●	on a pro forma as adjusted basis to give further effect to our issuance and sale of [_______] common shares and accompanying common warrants to purchase an aggregate of [_______] common shares in this offering (assuming no sale of pre-funded warrants), at the assumed public offering price of $[___] per common share and accompanying common warrant, which is the last reported sale price of our common shares on Nasdaq on [_______], 2023, after deducting placement agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2022 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9241 to USD 1.00, the official exchange rate quoted as of December 30, 2022 by the U.S. Federal Reserve Bank. Such Swiss Franc amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on December 30, 2022 and have been provided solely for the convenience of the reader. On June 9, 2023, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.9026 to USD 1.00.

	As of December 31, 2022
	Actual	Pro Forma	Pro Forma As Adjusted
	(in CHF, except for share amounts)
Cash and cash equivalents	15,395	7,777,934	[_____]
Loans	5,869,797(1)	3,371,420(2)	3,371,420(2)
Lease liabilities	461,485	461,485	461,485
Shareholders’ equity:
Common shares, par value CHF 0.20 per share; 1,180,053 common shares issued and outstanding on an actual basis, 7,954,004 common shares issued and outstanding on a pro forma basis, [_____] common shares issued and outstanding on a pro forma as adjusted basis	236,011	1,590,801	[_____]
Share premium	192,622,406	202,436,844	[_____]
Other reserves	258,044	258,044	258,044
Accumulated deficit	(201,431,272)	(201,673,635)	(201,431,272)
Total shareholders’ (deficit)/equity attributable to owners of the company	(8,314,811)	2,612,054	[_____]
Total capitalization	(1,983,529)	6,444,959	[_____]

(1)	Represents the aggregate amounts outstanding under the February 2022 Loan, September 2022 Loan, Short-Term Loan and December 2022 Loans.

(2)	Represents the aggregate amounts outstanding under the September 2022 Loan, December 2022 Loans and May 2023 Loan, after giving effect to the repayment and termination of the February 2022 Loan and Short-Term Loan subsequent to December 31, 2022.

The above discussion and table are based on 1,180,053 common shares outstanding as of December 31, 2022 and excludes:

●	157,730 of our common shares issuable upon the exercise of options outstanding as of December 31, 2022 at a weighted average exercise price of $19.28 per common share; and

●	99,171 common shares issuable upon the exercise of warrants outstanding as of December 31, 2022 at a weighted average exercise price of $57.60 per common share.

DILUTION

If you invest in our securities, your interest will be diluted to the extent of the difference between the public offering price you pay in this offering and our pro forma as adjusted net tangible book value per common share immediately after this offering.

As of December 31, 2022, we had a net tangible book value (deficit) of $(13.2) million, corresponding to a net tangible book value (deficit) of $(11.20) per common share. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets and right of use assets, divided by 1,180,053, the total number of our common shares outstanding as of December 31, 2022.

Our pro forma net tangible book value (deficit) as of December 31, 2022 was $(1.1) million, or $(0.14) per common share. The pro forma net tangible book value gives effect to (i) the issuance and sale of an aggregate of 2,082,939 common shares for net proceeds of $4.9 million under the A.G.P. Sales Agreement subsequent to December 31, 2022 and through June 8, 2023, (ii) the issuance and sale of an aggregate of 350,000 common shares for net proceeds of $0.9 million under the 2022 LPC Purchase Agreement subsequent to December 31, 2022 and through June 8, 2023, (iii) the issuance of an aggregate of 4,341,012 common shares to FiveT IM upon the conversion in full and termination of the February 2022 Loan in April 2023, including the accounting effects of accrued interest and amortization under the effective interest method until the date of conversion, (iv) the borrowing of an aggregate of CHF 2,500,000 principal amount under the May 2023 Loan and (v) the repayment of the Short-Term Loan.

After giving further effect to the sale by us of [____] common shares and accompanying common warrants to purchase an aggregate of [____] common shares at the assumed offering price of  $[___] per common share and accompanying common warrant, which is the last reported sale price of our common shares on Nasdaq on [_____], 2023, assuming no sale of pre-funded warrants, after deducting placement agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering, our pro forma as adjusted net tangible book value estimated at December 31, 2022 would have been approximately $[__] million, representing $[____] per common share. This represents an immediate increase in pro forma net tangible book value of $[____] per common share to existing shareholders and an immediate dilution in net tangible book value of $[____] per common share to new investors purchasing common shares in this offering, assuming no sale of pre-funded warrants. Dilution for this purpose represents the difference between the price per common share and accompanying common warrant paid by these purchasers and net tangible book value per common share immediately after the completion of the offering.

The following table illustrates this dilution to new investors purchasing common shares in the offering.

Assumed combined public offering price per common share and accompanying Common Warrant			$	[___]
Historical net tangible book value (deficit) per common share at December 31, 2022		$(11.20)
Increase in historical net tangible book value per common share attributable to the pro forma events		$11.06
Pro forma net tangible book value (deficit) per common share at December 31, 2022		$(0.14)
Increase in pro forma net tangible book value per common share attributable to new investors	$	[___]
Pro forma as adjusted net tangible book value per common share at December 31, 2022 after giving effect to the offering			$	[___]
Dilution per common share to new investors			$	[___]

In accordance with SEC rules, in the event that the actual combined public offering per common share and accompanying common warrant is more or less than the assumed combined public offering price of $[_____] per common share and accompanying common warrant (the last reported sale price of our common stock Nasdaq on [____], 2023), the number of common shares and/or pre-funded warrants and common warrants we sell may be decreased or increased so long as the aggregate offering amount does not exceed the total amount registered on the registration statement of which this prospectus forms a part. Assuming a total offering amount of $6,500,000, for every $0.10 increase in the assumed combined public offering price per common share and accompanying common warrant, we would sell [____] fewer common shares and/or pre-funded warrants and common warrants, and for every $0.10 decrease in the assumed combined public offering price per common share and accompanying common warrant, we would sell [____] additional common shares and/or pre-funded warrants and common warrants. Each $0.10 increase in the assumed combined public offering price per common share and accompanying common warrant would increase the as adjusted net tangible book value per common share by $[__] and increase the dilution per common share to investors participating in this offering by $[__] (assuming no sale of pre-funded warrants in this offering), after deducting placement agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering. Each $0.10 decrease in the assumed combined public offering price per common share and accompanying common warrant would decrease the as adjusted net tangible book value per share by $[__] and decrease the dilution per common share to investors participating in this offering by $[__] (assuming no sale of pre-funded warrants in this offering), after deducting placement agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

The above discussion and table are based on 1,180,053 common shares, actual, and 7,954,004 common shares, pro forma, outstanding as of December 31, 2022, which number excludes:

●	157,730 of our common shares issuable upon the exercise of options outstanding as of December 31, 2022 at a weighted average exercise price of $19.28 per common share; and

●	99,171 common shares issuable upon the exercise of warrants outstanding as of December 31, 2022 at a weighted average exercise price of $57.60 per common share.

To the extent that outstanding options are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Swiss Franc amounts have been translated into U.S. dollars at a rate of CHF 0.9241 to USD 1.00, the official exchange rate quoted as of December 30, 2022 by the U.S. Federal Reserve Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss Francs on December 30, 2022 and have been provided solely for the convenience of the reader.

DESCRIPTION OF SHARE CAPITAL

As of June 8, 2023, our authorized share capital consisted of 25,000,000 common shares, par value CHF 0.20 per share, and 20,000,000 preference shares, par value CHF 0.02 per share, and there were 7,954,004 common shares issued and outstanding, excluding 157,730 common shares issuable upon exercise of options and 1,724,658 common shares issuable upon exercise of warrants, and no preference shares issued and outstanding. See Item 10.B. of our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated herein by reference.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to [______] of our common shares at an assumed combined public offering price of $[______] per share and accompanying common warrant (the last reported sale price of our common shares on Nasdaq on [____ __], 2023). We are also offering pre-funded warrants to those purchasers whose purchase of common shares in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, a lesser percentage or greater percentage up to 9.99%) of our outstanding common shares following the consummation of this offering in lieu of the common shares that would result in such excess ownership. For each pre-funded warrant we sell, the number of common shares we sell in this offering will be decreased on a one-for-one basis. Each common share (or pre-funded warrant in lieu of a common share) is being sold together with a [____-year] warrant to purchase [____] common shares. The common shares and related common warrant will be issued separately. We are also registering the common shares issuable from time to time upon exercise of the pre-funded warrants and the common warrants offered hereby.

Common Shares

The material terms and provisions of our common shares are described under the caption “Description of Share Capital” in this prospectus and are incorporated herein by reference.

Common Warrants

The following summary of certain terms and provisions of the common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price

Each common warrant offered hereby will have an exercise price of $[__] per common share (or 100% of the combined public offering price per common share and accompanying common warrant) (the U.S. dollar equivalent of the actual exercise price, which will be in Swiss Francs). The common warrants will be immediately exercisable and may be exercised until [____ years] from the date of issuance, provided that to the extent it is determined at the pricing of this offering that there is insufficient authorized common shares to provide for the issuance of common shares upon the exercise of all of the common warrants, the common warrants will initially be exercisable for a lesser amount of common shares until the Company holds a meeting of shareholders and sufficiently increases its authorized common shares, such lesser amount being determined at pricing after a pro rata reduction among all common warrants issued in this offering. The exercise price and number of common shares issuable upon exercise of the common warrants is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our common shares and the exercise price. The common warrants will be issued separately from the common shares or pre-funded warrants, respectively, and may be transferred separately immediately thereafter. The common warrants will be issued in certificated form only.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s common warrants to the extent that the holder would own more than 4.99% of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common shares after exercising the holder’s common warrants up to 9.99% of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. The ownership limit may be decreased upon notice from the holder to us.

Cashless Exercise

If, at the time a holder exercises its common warrants, a registration statement registering the issuance or resale of the common shares underlying the common warrants under the Securities Act is not then effective or available for the issuance of such common shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the common warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of the voting power represented by our outstanding share capital, any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding share capital, any merger with or into another entity or a tender offer or exchange offer approved by 50% or more of the voting power represented by our outstanding share capital, then upon any subsequent exercise of a common warrant, the holder will have the right to receive as alternative consideration, for each common share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of common shares for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the common warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each common warrant) of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the common warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our common shares in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common shares are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional common shares will be issued upon the exercise of the common warrants. Rather, the number of common shares to be issued will, at our election, either be rounded up to the next whole common share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the common warrants, and we do not expect such a market to develop. We do not intend to apply to list the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of the holder’s ownership of common shares, such holder of common warrants does not have the rights or privileges of a holder of our common shares, including any voting rights, until such holder exercises such holder’s common warrants. The common warrants will provide that the holders of the common warrants have the right to participate in distributions or dividends paid on our common shares.

Waivers and Amendments

The common warrants may be modified or amended or the provisions of such common warrants waived with our consent and the consent of the holders of at least a majority of the outstanding common warrants.

Pre-funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per common share equal to CHF 0.01. The pre-funded warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our common shares and the exercise price.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding common shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common shares or subsequently elect to decrease or increase the exercise limitation up to such 9.99%.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the pre-funded warrants.

Fractional Shares

No fractional common shares will be issued upon the exercise of the pre-funded warrants. Rather, at the Company’s election, the number of common shares to be issued will be rounded up to the next whole share or the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no established trading market for the pre-funded warrants, and we do not expect such a market to develop. We do not intend to apply to list the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be extremely limited. The common shares issuable upon exercise of the pre-funded warrants are currently traded on Nasdaq.

Right as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of common shares, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that the holders of the pre-funded warrants have the right to participate in distributions or dividends paid on our common shares.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of the voting power represented by our outstanding share capital, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding share capital, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

TAXATION

The following summary contains a description of the material Bermuda and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares, common warrants or pre-funded warrants, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares, common warrants or pre-funded warrants. The summary is based upon the tax laws of Bermuda and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our common shares, common warrants or pre-funded warrants by a U.S. Holder (defined below), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the common shares, common warrants or pre-funded warrants. This discussion addresses only the U.S. federal income tax consequences to U.S. Holders that are initial purchasers of our common shares, common warrants or pre-funded warrants and that will hold such common shares, common warrants or pre-funded warrants as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), known as the Medicare contribution tax (except as explicitly provided below under “Net investment income tax”) and tax consequences applicable to U.S. Holders subject to special rules, including, without limitation:

●	banks, certain financial institutions and insurance companies;

●	brokers, dealers or traders in securities or persons who use a mark-to-market method of tax accounting;

●	persons holding common shares, common warrants or pre-funded warrants as part of a straddle, wash sale, or conversion transaction or persons entering into a constructive sale with respect to the common shares, common warrants or pre-funded warrants;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and other pass-through entities, and investors in such pass-through entities;

●	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

●	persons that own or are deemed to own ten percent or more of the vote or value of our shares;

●	persons who acquired our common shares, common warrants or pre-funded warrants pursuant to the exercise of an employee stock option or otherwise as compensation; or

●	persons holding common shares, common warrants or pre-funded warrants in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, common warrants or pre-funded warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships or other pass-through entities holding common shares, common warrants or pre-funded warrants and partners in such partnerships or other pass-through entities should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the common shares, common warrants or pre-funded warrants through a partnership or other pass-through entity, as applicable.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a beneficial owner of common shares, common warrants or pre-funded warrants that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust with respect to which a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of common shares, common warrants or pre-funded warrants in their particular circumstances.

Income Tax Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a common share for U.S. federal income tax purposes and a U.S. Holder of pre-funded warrants should generally be taxed in the same manner as a U.S. Holder of common shares, as described below. U.S. Holders are urged to consult their own tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to common shares, is generally intended to also pertain to pre-funded warrants. Some portions of the below discussion make reference to potential consequences associated with the purchase, ownership and disposition of the pre-funded warrants independent of their potential characterization as common shares.

Allocation of Purchase Price

For U.S. federal income tax purposes, the purchase price for each common share and pre-funded warrant, as applicable, sold together with an accompanying common warrant should be allocated between the two components thereof in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes in the common share or pre-funded warrant, as applicable, and the common warrant sold together with it. The separation of the common share or pre-funded warrant, as applicable, and the accompanying common warrant should not be a taxable event for U.S. federal income tax purposes. Each holder should consult their own tax advisor regarding the allocation of the purchase price.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to U.S. Holders of stock in a company that are considered to be a PFIC. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Cash is a passive asset for PFIC purposes. Goodwill (the value of which may be determined by reference to the company’s market capitalization) is generally treated as an active asset to the extent attributable to activities intended to produce active income.

Based upon our current and projected income and assets, and projections as to the value of our assets, we do not anticipate that we will be a PFIC for the 2023 taxable year or the foreseeable future. However, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Furthermore, there can be no assurance regarding our PFIC status for the current year or any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within our control, generally cannot be determined until the close of the taxable year in question and is determined annually. Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets (which may be determined based on the fair market value of each asset, with the value of goodwill and going concern value being determined in large part by reference to the market value of our common shares, which may be volatile). Our status may also depend, in part, on how quickly we utilize the cash proceeds from our fundraising activities in our business. Accordingly, there can be no assurance that we will not be a PFIC in the current year or for any future taxable year. Therefore, U.S. Holders should invest in our common shares, common warrants or pre-funded warrants only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), under attribution rules, U.S. Holders will be deemed to own their proportionate shares of each Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. Holder has not received the proceeds of those distributions or dispositions.

Generally, if we are a PFIC for any taxable year during which a U.S. Holder holds our common shares, common warrants or pre-funded warrants, the U.S. Holder may be subject to certain adverse tax consequences. Unless a U.S. Holder makes a timely “mark-to-market” election or “qualified electing fund” election, each as discussed below, gain recognized on a disposition (including, under certain circumstances, a pledge) of common shares, common warrants or pre-funded warrants by the U.S. Holder, or on an indirect disposition of shares of a Lower-tier PFIC, will be allocated ratably over the U.S. Holder’s holding period for the common shares, common warrants or pre-funded warrants. The amounts allocated to the taxable year of disposition and to the years before we became a PFIC, if any, will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. Holder on our common shares, common warrants or pre-funded warrants, to the extent applicable, (or a distribution by a Lower-tier PFIC to its shareholder that is deemed to be received by a U.S. Holder) exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, the distribution will be subject to taxation in the same manner as gain, described immediately above.

If we are a PFIC for any year during which a U.S. Holder holds common shares, common warrants or pre-funded warrants, we generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds common shares, common warrants or pre-funded warrants, even if we cease to meet the threshold requirements for PFIC status. U.S. Holders should consult their tax advisers regarding the potential availability of a “deemed sale” election that would allow them to eliminate this continuing PFIC status under certain circumstances.

If we are a PFIC and our common shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to the shares that would result in tax treatment different from the general tax treatment for PFICs described above. Our common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the common shares is traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, on which the common shares are currently listed, is a qualified exchange for this purpose. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances and the consequences to them if the common shares are delisted from Nasdaq (see “Risk Factors—Our common shares may be involuntarily delisted from trading on Nasdaq if we fail to comply with the continued listing requirements. A delisting of our common shares is likely to reduce the liquidity of our common shares and may inhibit or preclude our ability to raise additional financing” above). In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their common shares given that we may have Lower-tier PFICs for which a mark-to-market election may not be available.

If we are a PFIC and a U.S. Holder makes a mark-to-market election with respect to its common shares, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis in such shares, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on a sale or other disposition of common shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and U.S. Treasury Regulations (see “Sale or Other Disposition of Common Shares, Common Warrants or Pre-Funded Warrants” below). Amounts treated as ordinary income will not be eligible for the preferential tax rates applicable to “qualified dividend income” or long-term capital gains. Distributions paid on common shares will be treated as discussed below under “Taxation of Distributions.” Once made, the election cannot be revoked without the consent of the IRS unless the common shares cease to be marketable.

Any mark-to-market election made by a U.S. Holder for the common shares will also apply to any common shares acquired upon exercise of a pre-funded warrant. As a result, if a mark-to-market election has been made by a U.S. Holder with respect to common shares, any common shares received upon the exercise of a pre-funded warrant will automatically be marked-to-market in the year of exercise. Because a U.S. Holder’s holding period for common shares received upon the exercise of pre-funded warrants includes the period during which such U.S. Holder held the pre-funded warrants, a U.S. Holder will be treated as making a mark-to-market election with respect to such common shares after the beginning of such U.S. Holder’s holding period for such common shares unless such common shares are acquired in the same tax year as the year in which the U.S. Holder acquired its pre-funded warrants. Consequently, the adverse PFIC described above generally will apply to the mark-to-market gain realized in the tax year in which common shares are received upon the exercise of the pre-funded warrants. However, the general mark-to-market rules will apply to subsequent tax years.

A mark-to-market election is not permitted for the shares of any Lower-tier PFIC and may not be available with respect to the pre-funded warrants, which may not be treated as regularly traded on a qualified exchange. In addition, U.S. Holders will not be able to make a mark-to-market election with respect to the common warrants. U.S. Holders should consult their tax advisors regarding the availability of, and procedure for making, a mark-to-market election.

Alternatively, a U.S. Holder of our common shares or pre-funded warrants can make an election, if we provide the necessary information, to treat us and each Lower-tier PFIC as a qualified electing fund (a “QEF Election”) in the first taxable year that we (and each Lower-tier PFIC) are treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) for each PFIC to its timely filed U.S. federal income tax return. Upon request of a U.S. Holder, we intend to provide the information necessary for a U.S. Holder to make a QEF Election with respect to us for any other taxable year for which we determine that we were a PFIC and will use commercially reasonable efforts to cause each Lower-tier PFIC that we control to provide such information with respect to such Lower-tier PFIC. However, no assurance can be given that such QEF Election information will be available for any Lower-tier PFIC and we cannot guarantee that we will continue to provide such determination or information for future years.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and long-term capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election will not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its common shares or pre-funded warrants by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the common shares or pre-funded warrants, to the extent applicable, that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of common shares or pre-funded warrants in an amount equal to the difference between the amount realized and its adjusted tax basis in the common shares or pre-funded warrants. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. U.S. Holders should note that if we are a PFIC and they make QEF Elections with respect to us and Lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their common shares or pre-funded warrants for any taxable year significantly in excess of any cash distributions received on the common shares or pre-funded warrants for such taxable year. U.S. Holders should note that a QEF election cannot be made with respect to our common warrants. U.S. Holders should consult their tax advisers regarding making QEF Elections in their particular circumstances.

Furthermore, if with respect to a particular U.S. Holder we are treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the preferential dividend rate with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares or pre-funded warrants, such U.S. Holder will be required to file an annual information report with respect to the Company and any Lower-tier PFIC, generally with such U.S. Holder’s U.S. federal income tax return on IRS Form 8621.

U.S. Holders should consult their tax advisers concerning our PFIC status and the tax considerations relevant to an investment in a PFIC.

Taxation of Distributions

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common shares. In the event that we do make distributions of cash or other property, subject to the PFIC rules described above, distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. The U.S. dollar amount of any dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. Distributions of cash or other property, subject to the PFIC rules described above, in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will be treated as a return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the U.S. Holder’s common shares, common warrants or pre-funded warrants (as applicable) and any such amount in excess of that basis will be treated as gain from the sale of common shares, common warrants or pre-funded warrants (as applicable), as discussed below.

Sale or Other Disposition of Common Shares, Common Warrants or Pre-funded Warrants

Subject to the PFIC rules described above, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common shares, common warrants or pre-funded warrants will generally be capital gain or loss, and will generally be long-term capital gain or loss if the U.S. Holder held the common shares, common warrants or pre-funded warrants for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares, common warrants or pre-funded warrants disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisers regarding the proper treatment of gain or loss, the availability of a foreign tax credit, and for U.S. Holders that sell common shares, common warrants or pre-funded warrants for an amount denominated in a currency other than the U.S. dollar should consult their tax advisers regarding any potential foreign currency gain or loss that may have to be recognized.

Certain Adjustments to the Common Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the common warrants or pre-funded warrants, or an adjustment to the exercise price of the pre-funded warrants, may be treated as a constructive distribution to a U.S. Holder of the common warrants or pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or property to the shareholders). Adjustments to the exercise price of the common warrants or pre-funded warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the common warrants or pre-funded warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property (see more detailed discussion of the rules applicable to distributions we make at “Taxation of Distributions” above).

Exercise of Common Warrants or Pre-funded Warrants

Under current law, (i) a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a common warrant, (ii) a U.S. Holder’s basis the common shares received upon exercise will be equal to the sum of (a) the U.S. Holder’s basis in the common warrant and (b) the exercise price of the common warrant, and (iii) a U.S. Holder’s holding period in the common shares will commence on the date following the date of exercise of the common warrant and will not include the period during which the U.S. Holder held the common warrant.

A U.S. Holder generally will not recognize gain or loss upon the exercise of a pre-funded warrant for cash (except to the extent the U.S. Holder receives a cash payment for any fractional share that would otherwise have been issued upon exercise of the pre-funded warrant). A common share acquired pursuant to the exercise of a pre-funded warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the pre-funded warrant, increased by the amount paid to exercise the pre-funded warrant, and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issued upon exercise of the pre-funded warrant.

However, the tax consequences of a cashless exercise of a common warrant or pre-funded warrant are unclear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. Under a proposed U.S. Treasury Regulations (which may have retroactive effect), a U.S. Holder would recognize gain if the common warrant or pre-funded warrant was treated as stock of a PFIC with respect to a U.S. Holder at the time of the exercise of the common warrants or pre-funded warrants and the stock received upon the exercise was not treated as stock of a PFIC for the taxable year in which the exercise occurs. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of an exercise of the common warrants or pre-funded warrants, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common shares received.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Net investment income tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of the ordinary shares. If you are a U.S. Holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of this net investment income tax to your income and gains in respect of your investment in the common shares.

Information Reporting with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain U.S. financial institutions). Such U.S. Holders may need to file, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). U.S. Holders should consult their tax advisers regarding whether or not they are obligated to report information relating to their ownership and disposition of the common shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common shares, common warrants or pre-funded warrants. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our common shares, common warrants or pre-funded warrants in your particular situation.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

EXPENSES	AMOUNT
SEC registration fee		$1,490.80
FINRA filing fee		*
Legal fees and expenses		250,000
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

All amounts in the table are estimates except the SEC registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

We have engaged [_____________], or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the common shares, pre-funded warrants and common warrants offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the common shares, pre-funded warrants and common warrants being offered. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of [_] following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for [_] from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of a 6-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common shares, and no subsequent equity sales for [_] days.

Delivery of the shares of common shares, pre-funded warrants and common warrants offered hereby is expected to occur on or about [__________], 2023, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

We have agreed to pay the placement agent an aggregate fee equal to 7.5% of the gross proceeds received in the offering and a management fee equal to 1.0% of the gross proceeds raised in this offering. We will reimburse the placement agent a non-accountable expense allowance of up to $50,000, its legal fees and expenses in an amount up to $100,000 and clearing expenses of $15,950.

We estimate the total expenses of this offering paid or payable by us, exclusive of the placement agent’s cash fee of 7.5% of the gross proceeds and expenses, will be approximately $[__] million. After deducting the placement agent’s fees and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $[__] million (based on an assumed public offering price per share and accompanying warrant of $[___], which was the last reported sales price of our common shares on Nasdaq on [_____ _], 2023.

The following table shows the per common share and accompanying common warrant and per pre-funded warrant and accompanying common warrant and total placement agent fees in connection with the sale of the securities in this offering.

	Per Common Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total

Public offering price	$	$	$
Placement agent fees	$	$	$
Proceeds before expenses to us	$	$	$

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees the placement agent warrants, to purchase up to 6.5% of the aggregate number of common shares sold in this offering (including shares underlying any pre-funded warrants), at an exercise price equal to 125% of the public offering price per common share and accompanying common warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire [__] from the commencement of sales under this offering.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of warrant shares by the holders of the placement agent warrants, then the placement agent warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holders shall be entitled to receive a number of warrant shares as calculated in the placement agent warrants.

The placement agent warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of [__] days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our common shares or any securities convertible into, or exercisable or exchangeable for, common shares, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of [_______] following the closing date of this offering, subject to exceptions. The placement agent may waive this prohibition in its sole discretion and without notice.

Right of First Refusal

If, from the date hereof until the 12-month anniversary following consummation of the offering, we or any of our subsidiaries (a) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, the placement agent (or any affiliate designated by the placement agent) shall have the right to act as our exclusive financial advisor for any such transaction; or (b) decides to refinance any indebtedness, the placement agent (or any affiliate designated by the placement agent) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (c) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities, the placement agent (or any affiliate designated by the placement agent) shall have the right to act as sole book-running manger, sole underwriter or sole placement agent for such financing, provided that such rights of the placement agent contained in (a) through (c) shall not apply to (i) an at-the-market offering program, (ii) an equity line arrangement with LPC, (iii) the refinancing of debt that is outstanding on the date hereof and (iv) a sale, licensing or other strategic transaction with respect to the our AM-125 or Bentrio products/candidates. If the placement agent or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

Tail

In the event that any investors that were contacted by the placement agent or were introduced to us by the placement agent during the term of our engagement agreement with the placement agent provide any capital to us in a public or private offering or other financing or capital-raising transaction of any kind (each, a “Tail Financing”) within twelve months following the termination or expiration of our engagement agreement with the placement agent, we shall pay the placement agent the cash and warrant compensation provided above on the gross proceeds raised in such Tail Financing from such investors; provided that an at-the-market offering program, an equity line arrangement with LPC and a refinancing of debt outstanding on the date hereof shall not constitute a Tail Financing.

Other Relationships

From time to time, the placement agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Trading Market

Our common shares are listed on Nasdaq under the symbol “CYTO.” There is no established public trading market for the pre-funded warrants or common warrants to be sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on any national securities exchange.

Transfer Agent and Registrar

A register of holders of the common shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the U.S. by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as a placement agent, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the common shares and the common shares issuable upon the exercise of the pre-funded warrants, if any, the common warrants, the placement agent warrants and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. The validity of the pre-funded warrants, the common warrants, the placement agent warrants and certain matters of U.S. federal and New York State law will be passed upon for us by Lowenstein Sandler LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the placement agent by Haynes and Boone, LLP, New York, New York.

EXPERTS

The financial statements of Altamira Therapeutics Ltd. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this prospectus, have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS

Altamira Therapeutics Ltd. is a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of continuation and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC (including any exhibits thereto, except where otherwise noted):

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 16, 2023; and

●	our Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on May 26, 2023, May 30, 2023 and June 15, 2023.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

We maintain an internet site at http://altamiratherapeutics.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Altamira Therapeutics Ltd.

Up to [________] Common Shares

Up to [________] Common Warrants to Purchase Up to [________] Common Shares

Up to [________] Pre-Funded Warrants to Purchase Up to [________] Common Shares

Up to [________] Placement Agent Warrants to Purchase Up to [________] Common Shares

Up to [________] Common Shares Underlying the Common Warrants and Pre-Funded Warrants

Up to [________] Common Shares Underlying the Placement Agent Warrants

PRELIMINARY PROSPECTUS

The date of this prospectus is          , 2023.

PART II

Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers in the form filed as Exhibit 4.23 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2022.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

On April 23, 2020, the Company entered into a purchase agreement (the “2020 Commitment Purchase Agreement”) and a related registration rights agreement with LPC, whereby we issued common shares from May 2020 through October 2022. Pursuant to the 2020 Commitment Purchase Agreement, LPC agreed to subscribe for up to USD 10,000,000 of our common shares over the 30-month term of the 2020 Commitment Purchase Agreement. We issued a total of 325,000 of our common shares to LPC for an aggregate amount of USD 4,003,820 under the 2020 Commitment Purchase Agreement between May 2020 and October 2022, and the 2020 Commitment Purchase Agreement has expired. The issuances were exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On September 7, 2020, we entered into a convertible loan agreement with FiveT to raise CHF 1,500,000 to fund the initial development of AM-301. Under the convertible loan agreement, FiveT has the right to convert the outstanding principal amount, including interest, into common shares or alternatively into shares of Altamira Medica AG. On December 1, 2020, a tranche of the convertible loan provided by FiveT in the amount of CHF 895,455 was converted into 36,850 of our common shares at a conversion price of USD 27.00. On March 4, 2021, the remaining convertible loan by FiveT in the amount of CHF 604,545 plus accumulated interests of CHF 40,268 was converted into 25,840 of our common shares at a conversion price of USD 27.00. The issuances were exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On June 1, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) through which we acquired 100% of the share capital of privately held Trasir Therapeutics, Inc. (“Trasir”). As a result of the merger, the shares of common stock of Trasir immediately prior to the effective time of the merger converted into the right to receive: (i) an aggregate of 38,218 common shares, calculated based on the aggregate value of $2,500,000 divided by the average closing price of the common shares on the 15 trading days preceding the closing date; (ii) contingent on the occurrence of positive results from a subsequent post-closing scientific study (“Positive Results”), the applicable pro rata share of $1,500,000 of common shares, to be calculated based on the average closing price of the common shares on the 15 trading days preceding the occurrence of Positive Results; and (iii) $210,000 for expenses incurred in connection with the execution, delivery and performance of the Merger Agreement by certain Trasir shareholders, paid partially in cash and partially in common shares based on the average closing price of the common shares on the 15 trading days preceding the closing date. We have issued an aggregate of 38,677 common shares to Trasir shareholders under the Merger Agreement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On February 4, 2022, the Company entered into the February 2022 Loan with FiveT IM (as amended by Amendment No. 1, dated as of January 26, 2023, Amendment No. 2, dated as of March 9, 2023, Amendment No. 3, dated as of March 23, 2023, Amendment No. 4, dated as of Marcy 27, 2023, Amendment No. 5, dated as of April 3, 2023, Amendment No. 6, dated as of April 12, 2023, and Amendment No. 7, dated as of April 13, 2023) pursuant to which FiveT IM loaned to the Company CHF 5,000,000. The February 2022 Loan bore interest at the rate of 10% per annum and had a maturity date of May 31, 2023. From April 13, 2023 to April 17, 2023, FiveT IM converted the entire February 2022 Loan into an aggregate of 4,341,012 common shares at an average conversion price of $1.4475 per share. As a result, the February 2022 Loan is no longer outstanding and has been terminated. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On September 9, 2022, the Company entered into the September 2022 Loan with the September 2022 Lenders, pursuant to which the September 2022 Lenders agreed to loan to the Company an aggregate of CHF 600,000. The September 2022 Loan bears interest at the rate of 5% per annum and had an initial maturity date of March 31, 2023. The Company agreed to grant to the September 2022 Lenders warrants to purchase an aggregate 41,666 common shares. The warrants were to be exercisable immediately at an exercise price of CHF 7.20 per share, may be exercised up to five years from the date of issuance and may be exercised on a cashless basis in certain circumstances specified therein. On April 6, 2023, the Company and the September 2022 Lenders entered into Amendment No. 1 to the September 2022 Loan to extend the maturity date to May 31, 2023. On May 12, 2023, the Company and the September 2022 Lenders entered into Amendment No. 2 to the September 2022 Loan (the “September 2022 Loan Amendment”), which September 2022 Loan Amendment (i) extended the maturity date of the September 2022 Loan to July 31, 2023, (ii) introduced a right for the September 2022 Lenders to convert the September 2022 Loan into common shares of the Company at CHF 1.12 per common share, which is the Swiss Franc equivalent of 120% of the mean daily trading volume weighted average price for common shares on Nasdaq on the 20 trading days preceding the date of the September 2022 Loan Amendment, and (ii) introduce a right for the Company to repay the September 2022 Loan in common shares of the Company priced at the lower of (x) the mean daily trading volume weighted average price for the common shares on the 20 trading days preceding the repayment date or (y) 90% of the daily trading volume weighted average price for common shares on the repayment date, and lowered the strike price for the warrants attached to the loan to CHF 0.881 per common share, which is the Swiss Franc equivalent of the trading volume weighted average price for common shares on Nasdaq on trading day preceding the date of the September 2022 Loan Amendment. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On December 5, 2022, we entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement with LPC as part of a private placement pursuant to which we have the right to sell to LPC up to $10.0 million of our common shares, subject to certain limitations, from time to time during the period from December 28, 2022 through January 1, 2025. We issued 50,000 common shares to LPC as consideration for its commitment to purchase our common shares under the Purchase Agreement. In the Purchase Agreement, LPC represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). Subsequently, between December 28, 2022 and April 12, 2023, we issued an aggregate of 350,000 common shares for gross proceeds of $854,475. The securities were sold by the Company under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On December 28, 2022, the Company entered into a loan agreement with a private investor (“Private Lender 1”), pursuant to which Private Lender 1 has agreed to loan to the Company an aggregate of CHF 250,000.00 (“December 2022 Loan 1”). The December 2022 Loan 1 bears interest at the rate of 5% per annum and had an initial maturity date of May 30, 2023. The Company agreed to grant to Private Lender 1 warrants to purchase an aggregate 33,700 common shares. Such warrants will be exercisable immediately at an exercise price of CHF 4.4512 per share, may be exercised up to five years from the date of issuance and may be exercised on a cashless basis in certain circumstances specified therein. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On December 28, 2022, the Company entered into a loan agreement with a private investor (“Private Lender 2” and, together with Private Lender 1, the “Private Lenders”), pursuant to which Private Lender 2 has agreed to loan to the Company an aggregate of CHF 100,000.00 (“December 2022 Loan 2.” The December 2022 Loan 2 bears interest at the rate of 5% per annum and had an initial maturity date of May 30, 2023. The Company agreed to grant to Private Lender 2 warrants to purchase an aggregate 13,480 common shares. Such warrants are exercisable immediately at an exercise price of CHF 4.4512 per share, may be exercised up to five years from the date of issuance and may be exercised on a cashless basis in certain circumstances specified therein. The December 2022 Loans used the same form of agreement as the September 2022 Loan and related warrants, other than the applicable principal amount, maturity date and warrant exercise price and amount. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On May 1, 2023, the Company entered into the May 2023 Loan with FiveT IM, pursuant to which FiveT IM loaned the Company CHF 2,500,000. The May 2023 Loan bears interest at the rate of 10% per annum and matures on March 4, 2024, convertible at a rate of CHF 1.42 per common share. The Company also granted FiveT IM warrants to purchase an aggregate of 1,625,487 common shares. The warrants are exercisable immediately at an exercise price of CHF 1.538, which is equal to 130% of the mean daily trading volume weighted average price for common shares on Nasdaq on the 20 trading days preceding May 1, 2023. The warrants may be exercised up to five years from the date of issuance and may be exercised on a cashless basis in certain circumstances specified therein. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On May 12, 2023, the Company and the Private Lenders entered into amendments to the December 2022 Loan Agreements (collectively, the “December 2022 Loan Amendments”), which December 2022 Loan Amendments extended the maturity date of the loans from May 31, 2023 to July 31, 2023 and lowered the strike price for the warrants attached to the loans to CHF 0.881 per common share, which is the Swiss Franc equivalent of the trading volume weighted average price for common shares on Nasdaq on trading day preceding the date of the December 2022 Loan Amendments. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

Item 8. Exhibits

(a)	The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

3.1	Memorandum of Continuance and Corporate Actions of the registrant (incorporated herein by reference to exhibit 3.1 of the Altamira Therapeutics Ltd. registration statement on Form F-1 (Registration No. 333-269823) filed with the Commission on March 7, 2023)
3.2	Bye-laws of the Registrant (incorporated herein by reference to exhibit 3.2 of the Altamira Therapeutics Ltd. registration statement on Form F-1 (Registration No. 333-269823) filed with the Commission on February 16, 2023)
4.1	Form of Registration Rights Agreement between Auris Medical Holding AG and the shareholders listed therein (incorporated by reference to exhibit 4.1 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on July 21, 2014)
4.2	Warrant Agreement, dated as of March 13, 2018, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 2.2 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
4.3	Registration Rights Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
4.4	Purchase Agreement, dated as of May 2, 2018 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 2, 2018)
4.5	Registration Rights Agreement, dated as of May 2, 2018 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 2, 2018)
4.6	Form of Pre-Funded Warrant (incorporated by reference to exhibit 4.6 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.7	Form of Series A Warrant (incorporated by reference to exhibit 4.7 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.8	Form of Series B Warrant (incorporated by reference to exhibit 4.8 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.9	Form of Common Warrant (incorporated by reference to exhibit 4.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.10	Form of Pre-Funded Warrant (incorporated by reference to exhibit 4.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.11	Form of Common Warrant Agent Agreement (incorporated by reference to exhibit 4.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.12	Form of Pre-Funded Warrant Agent Agreement (incorporated by reference to exhibit 4.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.13	Purchase Agreement, dated as of April 23, 2020 between Auris Medical Holding Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 23, 2020)
4.14	Registration Rights Agreement, dated as of April 23, 2020 between Auris Medical Holding Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 23, 2020)
4.15	Form of Warrant, dated as of September 9, 2022 (incorporated by reference to exhibit 4.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on September 12, 2022)
4.16	Purchase Agreement, dated as of December 5, 2022 between Altamira Therapeutics Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on December 5, 2022)
4.17	Registration Rights Agreement, dated as of December 5, 2022 between Altamira Therapeutics Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on December 5, 2022)
4.18	Form of Warrant, dated May 1, 2023 (incorporated by reference to exhibit 4.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on May 2, 2023)
4.19**	Form of Common Warrant
4.20**	Form of Pre-Funded Warrant
4.21**	Form of Placement Agent Warrant
5.1**	Opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Company, as to the validity of the common shares of Altamira Therapeutics Ltd.
5.2**	Opinion of Lowenstein Sandler LLP, U.S. counsel to the Company, as to the validity of the pre-funded warrants, common warrants and placement agent warrants.

10.1#	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.2#	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.3	Form of Indemnification Agreement (incorporated by reference to exhibit 99.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 11, 2016)
10.4	Stock Option Plan A (incorporated by reference to exhibit 10.11 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.5	Stock Option Plan C (incorporated by reference to exhibit 10.12 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.6	Equity Incentive Plan, as amended (incorporated by reference to exhibit 99.1 to the Auris Medical Holding Ltd. registration statement on Form S-8 (Registration no. 333-217306) filed with the Commission on April 14, 2017)
10.7	English language translation of Lease Agreement between Auris Medical AG and PSP Management AG (incorporated by reference to exhibit 4.8 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 14, 2017)
10.8	Controlled Equity OfferingSM Sales Agreement, dated as of June 1, 2016, between Auris Medical Holding AG and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on June 1, 2016)
10.9	Share Lending Agreement, dated as of June 1, 2016, between Thomas Meyer and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on June 1, 2016)
10.10	Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. rep ort on Form 6-K filed with the Commission on July 19, 2016)
10.11	Consent and Waiver, dated as of March 8, 2018, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.12 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.12	Joinder Agreement dated as of March 13, 2018 to the Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.13 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.13	Share Pledge Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.14	Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.15	Bank Account Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.5 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)

10.16	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
10.17	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
10.18	Placement Agency Agreement, dated as of January 28, 2018, between Auris Medical Holding AG and Ladenburg Thalmann & Co. Inc. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on January 30, 2018)
10.19	Securities Purchase Agreement, dated as of January 26, 2018 by and among Auris Medical Holding AG and the investors named therein (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on January 30, 2018)
10.20	Agreement and Plan of Merger, dated as of February 9, 2018, by and among Auris Medical Holding AG and Auris Medical NewCo Holding AG (incorporated by reference to exhibit 99.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on February 9, 2018)
10.21	Share Transfer Agreement, dated as of February 9, 2018 by and between Thomas Meyer and Auris Medical Holding AG (incorporated by reference to exhibit 4.22 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.22	Sales Agreement, dated as of November 30, 2018, between Auris Medical Holding AG and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on November 30, 2018)
10.23	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.23 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration No. 333-229465) filed with the Commission on March 20, 2019)
10.24	Amendment No. 1 to Sales Agreement, dated as of April 5, 2019, between Auris Medical Holding Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 5, 2019)
10.25	Convertible Loan Agreement, dated as of September 7, 2020, by and among Auris Medical Holding Ltd., Altamira Medica AG and FiveT Capital Holding AG (incorporated by reference to exhibit 99.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on September 8, 2020)
10.26†	Agreement and Plan of Merger, dated June 1, 2021, by and among Auris Medical Holding Ltd., Auris Medical Inc., Trasir Therapeutics, Inc., and each of the shareholders of Trasir Therapeutics, Inc. (incorporated by reference to exhibit 2.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)
10.27†	Exclusive License Agreement, dated December 11, 2020, by and between Washington University and Trasir Therapeutics, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)
10.28	Convertible Loan Agreement, dated as of February 4, 2022, by and among Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K furnished with the Commission on February 8, 2022)
10.29	Licensing & Distribution Agreement, dated February 28, 2022, by and between Altamira Medica Ltd. and Nuance Pharma Limited (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K furnished with the Commission on March 4, 2022)

10.30	Loan Agreement, dated as of September 9, 2022, by and among Altamira Therapeutics Ltd. and the Lenders (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on September 12, 2022)
10.31	Share Purchase Agreement, dated October 19, 2022, by and between Altamira Therapeutics Ltd. and the purchaser party thereto (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on October 24, 2022)
10.32	Option Agreement, dated October 19, 2022, by and between Altamira Therapeutics Ltd., Zilentin AG and the other party thereto (incorporated by reference to exhibit 99.2 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on October 24, 2022)
10.33	Amendment No. 1 to Convertible Loan Agreement, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on January 27, 2023)
10.34	Amendment No. 2 to Convertible Loan Agreement, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on March 9, 2023)
10.35	Form of Amendment No. 3 to Convertible Loan Agreement, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 10.22 of the Altamira Therapeutics Ltd. registration statement on Form F-1 (Registration No. 333-269823) filed with the Commission on March 23, 2023)
10.36	Form of Amendment No. 4 to Convertible Loan Agreement, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 10.23 of the Altamira Therapeutics Ltd. registration statement on Form F-1 (Registration No. 333-269823) filed with the Commission on March 27, 2023)
10.37	Amendment No. 5 to Convertible Loan Agreement, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on April 3, 2023)
10.38	Amendment No. 6 to Convertible Loan Agreement, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 4.38 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on May 16, 2023)
10.39	Amendment No. 7 to Convertible Loan Agreement, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on April 13, 2023)
10.40	Form of Amendment No. 1 to Loan Agreement, dated December 28, 2022 (incorporated by reference to exhibit 4.40 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on May 16, 2023)
10.41*	Amendment No. 1 to Loan Agreement, between Altamira Therapeutics Ltd. and the Lenders
10.42	Amendment No. 2 to Loan Agreement, between Altamira Therapeutics Ltd. and the Lenders (incorporated by reference to exhibit 4.41 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on May 16, 2023)
10.43	Convertible Loan Agreement, dated as of May 1, 2023, by and among Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on May 2, 2023)
10.44**	Form of Securities Purchase Agreement
21.1	List of subsidiaries (incorporated by reference to exhibit 8.1 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on May 16, 2023)
23.1*	Consent of Deloitte AG
23.2**	Consent of Conyers Dill & Pearman Limited, Bermuda counsel to the Company (included in Exhibit 5.1)
23.3**	Consent of Lowenstein Sandler LLP, U.S. counsel to the Company (included in Exhibit 5.2)
24.1*	Powers of attorney (included on the signature page of the registration statement)
107*	Filing Fee Table

#	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

*	Filed herewith.

**	To be filed by amendment.

†	Certain identified information has been excluded from this Exhibit because it is not material and is the type that the Company treats as private or confidential. The omissions have been indicated by “[***]”.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on June 16, 2023.

Altamira Therapeutics Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Meyer and Marcel Gremaud and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 16, 2023.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer and Director (principal executive officer)

By:	/s/ Marcel Gremaud
Name:	Marcel Gremaud
Title:	Chief Financial Officer (principal financial officer and principal accounting officer)

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Director

By:	/s/ Mats Blom
Name:	Mats Blom
Title:	Director

By:	/s/ Alain Munoz
Name:	Alain Munoz
Title:	Director

By:	/s/ Margrit Schwarz
Name:	Margrit Schwarz
Title:	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-1, solely in the capacity of the duly authorized representative of Altamira Therapeutics Ltd. in the United States, on June 16, 2023.

Altamira Therapeutics, Inc.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	President